Exhibit 10.5
Avalo Therapeutics, Inc.

Non- Employee Director Compensation Policy

Amended January 24, 2022

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Avalo Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service on and following the date this policy is adopted by the Compensation Committee of the Board (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each calendar quarter in which service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a calendar quarter, each retainer set forth below for such quarter will be pro-rated based on days served in the applicable calendar quarter, with regular full quarterly payments thereafter. Likewise, if an Eligible Director ceases to serve on the Board or a committee of the Board at a time other than effective as of the last day of a calendar quarter, each retainer set forth below for such quarter will be pro-rated based on days served in the applicable calendar quarter. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:

a.All Eligible Directors: $40,000

b.Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.Annual Committee Member Service Retainer:

a.Member of the Audit Committee: $7,500

b.Member of the Compensation Committee: $5,000

c.Member of the Nominating and Corporate Governance Committee: $4,000

d.Member of the Science and Technology Advisory Committee: $7,500

3.Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.Chair of the Audit Committee: $7,500

b.Chair of the Compensation Committee: $5,000

c.Chair of the Nominating and Corporate Governance Committee: $4,000

d.Chair of the Science and Technology Advisory Committee: $7,500

Election to Receive Stock Options in Lieu of Cash

An Eligible Director may make an election to receive all or a portion of his or her annual cash compensation described above in the form of stock options to purchase shares of the Company’s common stock (the “Common Stock”). Elections must be made in multiples of 5% of an Eligible Director’s aggregate cash retainer.

1.Timing of Elections:

a.Current Eligible Directors: Elections must be made prior to the beginning of each quarter.

b.New Eligible Directors: Elections for the first quarter of service must be made within 30 days of becoming an Eligible Director, provided that such election shall be applicable only to the portion of the cash retainers earned after the date of the election.

c.New committee member or committee chair: Elections for the first quarter of service must be made prior to the date that the Eligible Director becomes a committee member or committee chair (or, if a new Eligible Director, within 30 days of becoming a committee member or committee chair, provided that such election shall be applicable only to the portion of the cash retainer earned after the date of the election).

2.Description of Stock Options: The stock options will be granted under the Company’s 2016 Omnibus Incentive Compensation Plan, as amended (the “Plan”). The stock options will be granted on the date on which the cash would otherwise have been paid (i.e. on the last day of each calendar quarter). All stock options granted will be nonqualified stock options using the Company’s standard form of Nonqualified Stock Option Grant Agreement under the Plan, with an exercise price per share equal to the last reported sale price of the Common Stock on the NASDAQ Capital Market on the date of grant or, if such grant date is not a trading date, on the last trading date prior to the grant date, and with a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). The actual number of shares subject to the stock options will be determined so that the options have a “fair value” on the date of grant, using a Black-Scholes or binominal valuation model consistent with the methodology used by the Company in preparing its financial statements, equal to the amount of cash fees forgone. The stock options will immediately vest and become exercisable in full upon grant.

Equity Compensation

The equity compensation set forth below will be granted under the Plan. All stock options granted under this policy will be nonqualified stock options using the Company’s standard form of Nonqualified Stock Option Grant Agreement under the Plan, with an exercise price per share equal to the last reported sale price of the Common Stock on the NASDAQ Capital Market on the date of grant or, if such grant date is not a trading date, on the last trading date prior to the grant date, and with a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.Initial Grant for New Eligible Directors: For each Eligible Director who is first appointed or elected to the Board following the Effective Date, on the date of such election or appointment (or, if such date is not a market trading day, the first market trading day thereafter), such Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option for 80,000 shares of Common Stock. The stock options will vest and become exercisable in three substantially equal annual installments on the first, second and third anniversary of the date of grant, subject to the Eligible Director’s continued service on each such vesting date.

2.Annual Grant: On the date of each annual stockholders meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholders meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option for 40,000 shares of Common Stock. The stock options will vest and become exercisable in full on the first anniversary of the grant date, subject to the Eligible Director’s continued service on such vesting date.